Exhibit 4(a)
Pacific Life Insurance Company, 45 Enterprise Drive, Aliso Viejo, CA 92656
READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the initial and subsequent premiums.
Variable account values are not guaranteed, and may increase or decrease depending upon variable account investment experience.
The method for determining the Death Benefit is described in the Death Benefit section of this policy. The amount of the Death Benefit may be fixed or variable depending on the Death Benefit option elected and the investment experience of the Variable Accounts.
Premiums are flexible, subject to minimums required to keep the policy In Force. Even if Planned Premiums are paid, it is possible that, due to changes in interest credited, expense loads, Cost of Insurance Rates, and the investment performance of the Variable Accounts, the policy may not continue In Force; that is, it may lapse before any Death Benefit is payable when both Insureds have died. Additionally, loans, withdrawals, and Death Benefit Option changes will affect the length of time the policy stays In Force.
Signed for Pacific Life Insurance Company,

Chairman, President and Chief Executive Officer	Secretary
LAST SURVIVOR VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable When Both Insureds Have Died

(There Is No Death Benefit On The First Death Of The Two Insureds)

•	Net Cash Surrender Value Payable Upon Surrender

•	Adjustable Face Amount

•	Non-Participating

INSURED:	LELAND STANFORD	ADDITIONAL INSURED:	MARY STANFORD
SEX AND AGE:	MALE 35	SEX AND AGE:	FEMALE 35
RISK CLASS:	STANDARD NONSMOKER	RISK CLASS:	STANDARD NONSMOKER
POLICY NUMBER:	VF99999990	TOTAL FACE AMOUNT	$100,000
POLICY DATE:	NOVEMBER 1, 2008	OWNER:	LELAND STANFORD
Free Look Right – You may return this policy within [10] days after you receive it. To do so, deliver it or mail it to us or to the registered representative who delivered it to you. This policy will then be deemed void from the beginning and we will refund:
•	any Premium Load deducted from premiums received; plus

•	any Net Premium allocated to the Fixed Options; plus

•	the Variable Accumulated Value as of the end of the Valuation Day when we receive the policy; plus

•	any policy charges and fees deducted from the Variable Accounts.

(This Page Intentionally Left Blank)

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS

BASE POLICY:	LAST SURVIVOR VARIABLE UNIVERSAL LIFE INSURANCE

PREMIUMS:	PLANNED ANNUAL PREMIUM	=	$934.14
	7-PAY PREMIUM	=	2,195.74
	GUIDELINE SINGLE PREMIUM	=	10,870.81
	GUIDELINE LEVEL PREMIUM	=	934.14
DEATH BENEFIT QUALIFICATION TEST:      GUIDELINE PREMIUM TEST
(THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)
DEATH BENEFIT OPTION:          A
MINIMUM GUARANTEED INTEREST RATE FOR FIXED OPTIONS: 2.50% ANNUALLY. ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR
NET AMOUNT AT RISK FACTOR:           1.0020598
MONTHLY DEDUCTION END DATE: POLICY ANNIVERSARY WHEN THE INSURED ATTAINS AGE 121
MAXIMUM PREMIUM LOAD RATE: 7.00%
ADMINISTRATIVE CHARGE PER MONTH: $10.00
TABLE OF SURRENDER CHARGE FACTORS

INITIAL AMOUNT:	$508.00
REDUCTION FACTOR:	$50.80
END YEAR:	10 YEARS

Page 3.0

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P08SP6	BASIC COVERAGE

	FACE AMOUNT:	$100,000
	INSURED:	LELAND STANFORD
	SEX AND AGE:	MALE 35
	RISK CLASS:	STANDARD NONSMOKER
	ADDITIONAL INSURED:	MARY STANFORD
	SEX AND AGE:	FEMALE 35
	RISK CLASS:	STANDARD NONSMOKER

Page 3.1

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR BASIC COVERAGE

INSURED:	LELAND STANFORD
ADDITIONAL INSURED:	MARY STANFORD
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
1	0.00000
2	0.00002
3	0.00004
4	0.00008
5	0.00012
6	0.00018
7	0.00026
8	0.00035
9	0.00047
10	0.00062
11	0.00576
12	0.00721
13	0.00902
14	0.01096
15	0.01334
16	0.01623
17	0.01978
18	0.02433
19	0.02984
20	0.03666
21	0.04508
22	0.05529
23	0.06744
24	0.08101
25	0.09670
26	0.11548
27	0.13840
28	0.16625
29	0.19920
30	0.23754
31	0.28193
32	0.33246
33	0.38972
34	0.45599
35	0.53092
36	0.61999
37	0.72484
38	0.85433
39	1.00190
40	1.17004
41	1.36387
42	1.58573
43	1.84449
44	2.14717

Page 4.0

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR BASIC COVERAGE
CONTINUED

INSURED:	LELAND STANFORD
ADDITIONAL INSURED:	MARY STANFORD
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
45	2.49885
46	2.89820
47	3.39701
48	3.95876
49	4.56965
50	5.26077
51	6.04684
52	6.86278
53	7.89660
54	9.01714
55	10.22616
56	11.41072
57	12.25345
58	13.40474
59	14.89316
60	16.70896
61	18.95441
62	21.13368
63	23.47127
64	24.19692
65	25.71127
66	27.93339
67	30.28767
68	32.98136
69	36.07624
70	39.64407
71	43.70880
72	48.12542
73	52.93332
74	58.09306
75	63.84006
76	70.17391
77	76.79034
78	83.33333
79	83.33333
80	83.33333
81	83.33333
82	83.33333
83	83.33333
84	83.33333
85	83.33333
86	83.33333
87+	0

Page 4.1

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR BASIC COVERAGE

INSURED:	LELAND STANFORD
ADDITIONAL INSURED:	MARY STANFORD

POLICY	COVERAGE
YEAR	CHARGE
1	35.10
2	35.10
3	35.10
4	35.10
5	35.10
6	35.10
7	35.10
8	35.10
9	35.10
10	35.10
11	10.56
12	10.56
13	10.56
14	10.56
15	10.56
16	10.56
17	10.56
18	10.56
19	10.56
20	10.56
21	10.56
22	10.56
23	10.56
24	10.56
25	10.56
26	10.56
27	10.56
28	10.56
29	10.56
30	10.56
31	10.56
32	10.56
33	10.56
34	10.56
35	10.56
36	10.56
37	10.56
38	10.56
39	10.56
40	10.56
41	10.56
42	10.56
43	10.56
44	10.56

Page 4.2

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR BASIC COVERAGE
CONTINUED

INSURED:	LELAND STANFORD
ADDITIONAL INSURED:	MARY STANFORD

POLICY	COVERAGE
YEAR	CHARGE
45	10.56
46	10.56
47	10.56
48	10.56
49	10.56
50	10.56
51	10.56
52	10.56
53	10.56
54	10.56
55	10.56
56	10.56
57	10.56
58	10.56
59	10.56
60	10.56
61	10.56
62	10.56
63	10.56
64	10.56
65	10.56
66	10.56
67	10.56
68	10.56
69	10.56
70	10.56
71	10.56
72	10.56
73	10.56
74	10.56
75	10.56
76	10.56
77	10.56
78	10.56
79	10.56
80	10.56
81	10.56
82	10.56
83	10.56
84	10.56
85	10.56
86	10.56
87+	0

Page 4.3

DEFINITIONS
In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.
Accumulated Value – is the total amount of your policy’s value allocated to the Variable Accounts and the Fixed Options, plus the Loan Account Value, on any Valuation Day.
Administrative Office – is the office that administers your policy. The mailing address of the Administrative Office at the time you applied for this policy is shown in the heading of the application. If the address changes, we will send you written notice of the new address.
Age – means the Insured’s Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.
Application – consists of the application for this policy, including any Certificate of Health, amendments, or endorsements, and any application for reinstatement or increase in benefits.
Basic Coverage – is coverage on the Insureds provided by this policy as shown in the Policy Specifications, rather than coverage provided by rider.
Class – is used in determining policy charges, and interest credited to the Fixed Options, and depends on a number of factors, including (but not limited to) the Death Benefit, Face Amount, Policy Date, policy duration, the Insured’s Age and Risk Class, and the presence of optional riders and benefits.
Code – is the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.
Coverage Layer – is a layer of insurance coverage under this policy. There may be one or more Coverage Layers. Any elective increase in Face Amount will comprise a new Coverage Layer. Each Coverage Layer has its own Face Amount, Risk Class, effective date, and set of charges. The Face Amount, Risk Class, effective date, and set of charges for the initial Coverage Layer are shown in the Policy Specifications. The Face Amount, Risk Class, effective date, and set of charges for any Coverage Layer added at a later time will be shown in a Supplemental Schedule of Coverage sent to you at that time.
Evidence of Insurability – is information, including medical information, satisfactory to us that is used to determine insurability and the Insured’s Risk Class.
Face Amount – is the Face Amount of Basic Coverage as shown in the Policy Specifications.
Fixed Options – consist of the Fixed Account and the Fixed LT Account, which are part of our general account.
Insureds – are the two persons insured under this policy, consisting of the Insured and the Additional Insured. The Insureds are shown in the Policy Specifications.
Investment Options – consist of the Variable Accounts and the Fixed Options.
In Force – means a policy is in effect and provides a death benefit on the Insureds.
Monthly Deduction End Date – is shown in the Policy Specifications and is the date when Monthly Deductions end.

Monthly Payment Date – is the same day in each month as the Policy Date and is the date on which certain policy charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date.
Net Accumulated Value – is the Accumulated Value less any Policy Debt.
Net Amount at Risk – is equal to the Death Benefit as of the most recent Monthly Payment Date divided by the Net Amount at Risk Factor shown in the Policy Specifications, reduced by the Accumulated Value. The Accumulated Value used in this calculation will be as of the beginning of the policy month before the Monthly Deduction is assessed. The Net Amount at Risk is used to calculate the Cost of Insurance Charge (see the Policy Charges section).
Net Premium – is the premium we receive reduced by any Premium Load.
Owner, you, or your – refers to the Owner of this policy.
Policy Date – is shown in the Policy Specifications. Policy months, quarters, years and anniversaries are measured from this date.
Policy Debt – is the sum of the Loan Account Value and accrued Loan Interest.
Policy Specifications – is a section of the policy that shows information specific to your policy.
Risk Class – is used in determining policy charges and is determined by us during the underwriting process. It depends on the Insureds’ sex, health, tobacco use, and other factors. The Risk Classes of the Insureds are shown in the Policy Specifications. Risk Class may also be referred to as Risk Classification.
Separate Account – is the Pacific Select Exec Separate Account, which is a Separate Account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.
Survivor – is the Insured remaining alive after the first death of the two Insureds. If the two Insureds die in close proximity such that it cannot be determined who died first, unless otherwise provided, it shall be assumed that the younger survived the older.
Total Face Amount – is the sum of Face Amount of Basic Coverage and the Face Amounts of any rider providing coverage on the Insureds, unless specifically excluded. The Total Face Amount is used in determining the Death Benefit under this policy and is shown in the Policy Specifications.
Valuation Day – is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open.
Valuation Period – is the period of time between successive Valuation Days.
Variable Account – is a separate account of ours or a subaccount of a separate account of ours in which assets are segregated from assets in our general account and our other separate accounts. Premiums and Accumulated Value under this policy may be allocated to one or more Variable Accounts.
We, our, ours, and us – refer to Pacific Life Insurance Company.
Written Request – is your signed request in writing, or on a form we provide, and received by us at our Administrative Office, containing information we need to act on the request.

DEATH BENEFIT
When the Policy is In Force – This policy is In Force as of the Policy Date, subject to your acceptance of the delivered policy and payment of the initial premium. The policy remains In Force until the earliest of the following:
•	surrender, as described in the Surrender and Withdrawal of Values provision;
•	lapse, as described in the Grace Period and Lapse provision; or
•	the death of the Survivor.
Coverage under this policy is subject to any changes we have made to the policy at your request, and may include decreases in Face Amount, as described in later sections of this policy.
Death Benefit – This policy provides a Death Benefit on the death of the Survivor while this policy is In Force. This section describes how the Death Benefit is calculated. On the date of death, the Death Benefit is the larger of:
•	The Death Benefit calculated under the Death Benefit Option in effect; or
•	The Minimum Death Benefit specified below, calculated under the Death Benefit Qualification Test that applies to your policy.
The Death Benefit as calculated above will then be increased to the extent, if any, required by the minimum death benefit provisions set out in General Provisions to satisfy certain federal tax qualification requirements.
Death Benefit Options – You elected the Death Benefit Option in the application. The initial Death Benefit Option appears in the Policy Specifications. The Death Benefit Options are explained below.
•	Option A – The Death Benefit equals the Total Face Amount.
•	Option B – The Death Benefit equals the Total Face Amount plus the Accumulated Value at death.
•	Option C – The Death Benefit equals the Total Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution that reduces the Accumulated Value. If the sum of any such reductions is greater than the sum of the premiums paid, then the Death Benefit may be less than the Face Amount.
Death Benefit Qualification Test – In order for your policy to be classified as a “life insurance contract” under the Code, it must at all relevant times satisfy one of two Death Benefit Qualification Tests. The policy provides a minimum death benefit amount, as needed, for the policy to qualify under either of the Tests. Unless you elected otherwise in the application, the Death Benefit Qualification Test that applies to this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications. It may not be changed for the life of this policy. The two Death Benefit Qualification Tests and the Minimum Death Benefit amounts applicable to each are explained in this subsection.
1.	Cash Value Accumulation Test – If this test applies to your policy, the Minimum Death Benefit at any time will be the minimum amount required for this policy to qualify as a life insurance contract under the Code, but not less than 101% of the Accumulated Value.
2.	Guideline Premium Test – If this test applies to your policy, the Minimum Death Benefit at any time will be the minimum amount required for this policy to qualify as a life insurance contract under the Code, but not less than the Accumulated Value multiplied by the Death Benefit percentage for the Age of the younger Insured as shown in the following table.

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage

0-40	250%	50	185%	60	130%	70	115%
41	243	51	178	61	128	71	113
42	236	52	171	62	126	72	111
43	229	53	164	63	124	73	109
44	222	54	157	64	122	74	107
45	215	55	150	65	120	75-90	105
46	209	56	146	66	119	91	104
47	203	57	142	67	118	92	103
48	197	58	138	68	117	93	102
49	191	59	134	69	116	Over 93	101
Change of Death Benefit Option – The Death Benefit Option may be changed to Option A or B upon Written Request no more than once per policy year. Changes to Option C are not permitted. The Face Amount will be adjusted, if necessary, so that the Death Benefit immediately after the change of Death Benefit Option will be equal to the Death Benefit immediately before the change. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Administrative Office.
Unless you specify otherwise by Written Request, any request for a Death Benefit Option change will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code.
Death Benefit Proceeds – The Death Benefit Proceeds (“Proceeds”) are the actual amount payable if the Survivor dies while this policy is In Force. The Proceeds are equal to the Death Benefit, as of the date of death, less any Policy Debt and less any Monthly Deductions that may be due and unpaid if death occurs during a Grace Period.
We will pay the Proceeds within two months after we receive, at our Administrative Office:
•	due proof of the Insureds’ deaths consisting of a certified copy of the death certificate for each Insured or other lawful evidence providing equivalent information;
•	proof of the claimant’s legal interest in the proceeds; and
•	sufficient evidence that any legal impediments to payment of Proceeds that depend on parties other than us have been resolved. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements; and (d) conflicting claims.
Proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals, Policy Loans, and Timing of Payments.  We will pay interest on the Proceeds from the date of death at a rate not less than the rate payable for funds left on deposit (see the Income Benefits section).  If payment of Proceeds is delayed more than 31 calendar days after we receive the above requirements needed to pay the claim, we will pay additional interest at a rate of 10% annually beginning with the 31st calendar day referenced above. Proceeds are paid as a lump sum unless you choose another payment method, as described in the Income Benefits section.
Face Amount Increase – You may submit an application to increase the Face Amount. The older Insured must be no older than Age 90 and the Face Amount increase may not be less than $25,000. Your application must include Evidence of Insurability satisfactory to us and is subject to our approval. The effective date of the increased Face Amount will be the first Monthly Payment Date on or next following the date all required conditions are met or any other date you request and we approve. We reserve the right to limit Face Amount increases to one per policy year and the right to charge a fee to evaluate insurability, not to exceed $100 for each Insured to be evaluated.
Upon approval of any such increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:

•	the increased Face Amount and the effective date of the increase;
•	the Risk Classes for the increase;
•	the Maximum Monthly Cost of Insurance Rates applicable to the increase;
•	the Maximum Monthly Coverage Charge for the increase; and
•	if the Guideline Premium Test is used, the new Guideline Premiums.
In addition, any Coverage Layer representing an increase in Basic Coverage will have an associated Surrender Charge. Calculation of the Surrender Charge for the Coverage Layer will be identical to that described in the Surrender Charge provision, but based on the values of the Surrender Charge factors on the effective date of the increase. The Supplemental Schedule of Coverage sent to you at the time of the increase will also contain the associated Surrender Charge factors. Decreases in the Surrender Charge for the Coverage Layer will be measured from the effective date of the Coverage Layer.
Face Amount Decrease – You may decrease the Face Amount by Written Request, subject to these limits:
•	Only one decrease per policy year is allowed.
•	A decrease during the first policy year is not allowed.
•	The amount of the decrease must be at least $10,000.
•	The Face Amount remaining after a decrease must be at least $1000 and the Total Face Amount remaining after a decrease must be at least $100,000.
The effective date of the decreased Face Amount will be the first Monthly Payment Date on or next following the date we receive the Written Request and have approved it. We recommend you consult your tax advisor before requesting a decrease in Face Amount. Upon approval of any decrease, we will send you a Supplemental Schedule of Coverage, which will include the decreased Face Amount and the effective date of the decrease. If there are Coverage Layers with different effective dates, the Coverage Layers will be decreased or eliminated in the following order:
•	first, the most recent Coverage Layer;
•	next, other Coverage Layers, in the reverse order in which they arose; and
•	finally, the initial Coverage Layer.
The request for a decrease in the Total Face Amount will be subject to the Guideline Premium Limit (if applicable to your policy) as defined in the Code. This may result in one or more refunds of premiums or required distributions of Accumulated Value in order to maintain compliance with such limit, or both. Such request will not be allowed to the extent the resulting Guideline Premium Limit would cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.
Policy Change Limit – We reserve the right to require Evidence of Insurability satisfactory to us for any policy change that would result in an increase in Net Amount at Risk and, if the Evidence of Insurability is not satisfactory, we may limit or refuse the policy change.
Change in Benefits – Under the Guideline Premium Test, any change in policy or rider benefits or certain other factors may require an adjustment to the Guideline Premium Limit.
PREMIUMS
Premiums – The initial premium is payable either at our Administrative Office or to your registered representative before we can place your policy In Force. At your request, we will give you a premium receipt signed by one of our officers. Additional premiums are optional and are payable at any time at our Administrative Office. We will consider any premium paid after the initial premium, whether delivered to your registered representative or otherwise, to be “received” when it is actually delivered to our Administrative Office. Except for the initial premium, we bear no responsibility for any premium unless we have received the premium. We reserve the right to reject premium payments less than $50 unless such premium is required to keep the policy In Force. Premiums may be paid at any time before the Monthly Deduction End Date, subject to the premium limits below. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us by Written Request it is a premium payment.
Planned Premium – The Planned Premium is the amount of premium you have told us you intend to pay and is shown in the Policy Specifications. We will send you Planned Premium Reminder Notices for as long as premiums can be paid. You may change the Planned Premium by Written Request. Payment of the Planned Premium does not guarantee that the policy will continue In Force.
Premium Load – The Premium Load is equal to the premium paid multiplied by the Premium Load Rate. The Premium Load Rate we use will not exceed the Maximum Premium Load Rate shown in the Policy Specifications.
Premium Allocation Before the Policy is In Force – Any Net Premium we receive before your policy has been placed In Force, will be allocated to the Money Market Variable Account. When all outstanding requirements to place your policy In Force have been satisfied, the Accumulated Value in the Money Market Variable Account will be transferred to the Investment Options according to the most recent premium allocation instructions we received from you.
Premium Allocation When the Policy is In Force – Any Net Premium we receive when your policy is In Force will be allocated to the Investment Options according to the most recent premium allocation instructions we received from you.
Premium Processing – We deduct the Premium Load at the time we receive the premium payment. We will credit the resulting Net Premium to the Accumulated Value.
Premium Limitation – We reserve the right to require Evidence of Insurability for any premium payment that would result in an increase in the Net Amount at Risk. If such Evidence of Insurability is not satisfactory, we may limit or refuse the premium payment.
Guideline Premium Limit – This subsection applies only if the Guideline Premium Test is the Death Benefit Qualification Test for your policy. In order for this policy to be classified as a life insurance contract under Section 7702 of the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:
•	The Guideline Single Premium; or
•	The sum of the annual Guideline Level Premiums to the earlier of the date of payment or the younger Insured’s Age 100.
The Guideline Premiums are shown in the Policy Specifications. The Guideline Premiums may change whenever there is a change in the Face Amount of insurance or certain other policy benefits or factors. Any such Guideline Premium change will be shown in a supplemental schedule that we will send to you at the time of the change. The Guideline Premiums are used to determine the premium limits beyond which this policy would fail to qualify as a life insurance contract under the Code. Payment of the Guideline Premiums does not guarantee that the policy will never lapse and additional premiums may be necessary to prevent the policy from lapsing in the future.
The Guideline Premiums are determined by the rules that apply to this policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. In the event that a premium payment would exceed such revised limits, we will refund the excess payment to you, provided that we may not refuse any premium payment necessary to keep this policy In Force. Further, we reserve the right to make distributions from the policy to the extent we deem necessary to continue to qualify this policy as a life insurance contract under the Code.
Modified Endowment Contract Premium Limit – In order that this policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any withdrawals may not exceed the 7-Pay limit as defined in the Code. The 7-Pay limit is the cumulative sum of the 7-Pay Premiums during the applicable 7-Pay testing period. In the event that a premium payment would cause the 7-Pay limit to be exceeded, we reserve the right to refund the excess payment to you, unless you have provided a Written Request in which you accept your policy being classified as a Modified Endowment Contract and indicate that we may accept such payments and apply them to the policy.
The 7-Pay Premium may change whenever there is a change in the Face Amount of insurance or in other policy benefits or factors. The 7-Pay Premiums are determined according to the rules applicable to this policy set forth in the Code. We reserve the right to revise the 7-Pay Premium to conform to any changes in the Code. In the event that a premium payment would cause such revised limits to be exceeded, we reserve the right to refund the excess payment to you. Further, we reserve the right to increase the Death Benefit or make distributions from the policy to the extent we deem necessary to continue to classify this policy as a non-Modified Endowment Contract under the Code.
ACCUMULATED VALUE
Accumulated Value – The Accumulated Value is defined on each Valuation Day and is the sum of:
•	the Fixed Accumulated Value; plus
•	the Variable Accumulated Value; plus
•	the Loan Account Value.
Fixed Accumulated Value – The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option. On the Policy Date, the policy’s Accumulated Value in each Fixed Option is equal to the Net Premium allocated to that Fixed Option less any allocation of the initial Monthly Deduction from that Fixed Option.
After the Policy Date, we calculate the Accumulated Value in each Fixed Option as follows. We credit interest on a daily basis using a 365-day year, at an annual effective rate not less than the Minimum Guaranteed Interest Rate for the Fixed Options shown in the Policy Specifications. We may credit a higher rate of interest. Each Fixed Option may have its own unique rate. While we expect to credit a higher rate of interest to the Fixed LT Account than to the Fixed Account, we do not guarantee to do so. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. The Accumulated Value for each Fixed Option on any Valuation Day is the following, including interest on each:
•	the Accumulated Value for the Fixed Option on the prior Monthly Payment Date;
•	plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;
•	plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
•	minus the Monthly Deduction and other deductions due, if any, and assessed against the Fixed Option; and
•	minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.
Variable Accumulated Value – The Variable Accumulated Value is the sum of the Accumulated Value in each Variable Account.
We calculate the Accumulated Value in each Variable Account as follows. Assets in each Variable Account are divided into Accumulation Units, which are measures of value for bookkeeping purposes.
We credit Accumulation Units to each Variable Account as a result of:
•	the amount of any Net Premium received and allocated to the Variable Account; and
•	transfers to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units from each Variable Account as a result of:
•	transfers from the Variable Account, including transfers to the Loan Account;
•	surrender and withdrawals from the Variable Account; and
•	the Monthly Deduction and other deductions due, if any, and assessed against the Variable Account.
To determine the number of Accumulation Units debited or credited to a Variable Account as a result of a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.
To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.
Unit Value – The initial Unit Value of each Variable Account was $10 on the day the Variable Account began operations. At the end of each subsequent Valuation Day, the Unit Value for each Variable Account is equal to (Y) times (Z) where:
(Y)	is the Unit Value for that Variable Account as of the end of the prior Valuation Day; and

(Z)	is the Net Investment Factor for that Variable Account as of the end of the current Valuation Day.
Net Investment Factor – Each Variable Account’s Net Investment Factor for any Valuation Period is equal to (A ÷ B), where:
(A)	equals:
(a)	the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the current Valuation Period; plus

(b)	the per share amount of any dividend or capital gain distributions made during that Valuation Period on the portfolio shares held by the Variable Account; plus or minus

(c)	any per share credit or charge for any income taxes, other taxes, or amounts set aside during that Valuation Period as a reserve for any income and/or any other taxes which we determine to have resulted from the operations of the Variable Account or policy, and/or any taxes attributable, directly or indirectly, to premium payments; and
(B)	is the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the prior Valuation Period.
The Net Asset Value of the portfolio shares corresponding to the Variable Account on any Valuation Day is reported to us as of the end of each Valuation Day by the investment company in whose shares the Variable Account is invested.
Loan Account Value – The Loan Account Value is the amount set aside to secure Policy Debt and is held in the Loan Account. We will credit interest to the Loan Account on a daily basis, using a 365-day year, and the daily equivalent of a minimum annual interest rate equal to the guaranteed interest rate used for the Fixed Account. The Loan Account Value on the Policy Date is equal to any Policy Debt existing at such time. Thereafter, the Loan Account Value is defined on each Valuation Day as the following, including interest on each:
•	the Loan Account Value as of the end of the prior Monthly Payment Date;
•	plus any loan taken since the prior Monthly Payment Date; and
•	minus any loan amount repaid since the prior Monthly Payment Date.
On each policy anniversary, if the Loan Account Value exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent premium allocation instructions, and if Policy Debt exceeds the Loan Account Value, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

POLICY CHARGES
Monthly Deduction – The Monthly Deduction provides coverage for the policy month following the Monthly Payment Date and is deducted from the Accumulated Value on each such date before the Monthly Deduction End Date. It is equal to the sum of the following items:
•	the Cost of Insurance Charge;
•	the Administrative Charge;
•	the Coverage Charge;
•	the Asset Charge;
•	rider or benefit charges, if any.
The maximum for each such charge is described below or in the rider or benefit forms. We may charge less than such maximum charge. Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged on the Monthly Payment Date proportionately to the Accumulated Value in each Investment Option. There are no Monthly Deductions on and after the Monthly Deduction End Date, which is shown in the Policy Specifications.
Cost of Insurance Charge – The Cost of Insurance Charge is equal to (1) multiplied by (2), where:
(1)	is the Maximum Monthly Cost of Insurance Rate divided by 1000; and

(2)	is the Net Amount at Risk.
Cost of Insurance Rates – The Maximum Monthly Cost of Insurance Rates are shown in the Policy Specifications. We may use Cost of Insurance Rates less than the maximum rates. Any lesser rate will apply uniformly to all members of the same Class.
Administrative Charge – The Administrative Charge is shown in the Policy Specifications.
Coverage Charge – The Coverage Charge is based on the Face Amount of the policy as of the Policy Date and will not exceed the Maximum Monthly Coverage Charge shown in the Policy Specifications. The Coverage Charge will not decrease even if you decrease the Face Amount of the policy.
Asset Charge – The Asset Charge is equal to the Monthly Asset Charge Rate multiplied by the Unloaned Accumulated Value. The Unloaned Accumulated Value is equal to a — b where:
a =	the Accumulated Value at the beginning of the policy month before the current Monthly Deduction is charged; and

b =	the Loan Account Value.
The Monthly Asset Charge Rate is:
•	0.000375 (equivalent to 0.45% annually) for the first $25,000 of Unloaned Accumulated Value; plus
•	0.000042 (equivalent to 0.05% annually) for any Unloaned Accumulated Value in excess of $25,000.
Other Taxes – In addition to the charges imposed under the policy, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.
POLICY LAPSE AND REINSTATEMENT
Grace Period and Lapse – If the Accumulated Value less Policy Debt on a Monthly Payment Date is sufficient to cover the Monthly Deduction due, the policy will continue In Force. If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the Monthly Deduction due, a Grace Period of 61 days will be allowed for the payment of sufficient premium to keep your policy In Force.
The Grace Period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the Grace Period, we will notify you and any assignee of record at the last known address. The notice will state the due date and the amount of premium required for your policy to remain In Force. A minimum of the monthly charges not deducted plus three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. There is no penalty for paying a premium during the Grace Period. Your policy will remain In Force during the Grace Period. If sufficient premium is not paid by the end of the Grace Period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy In Force. If the Survivor dies during the Grace Period, the death benefit will be equal to the death benefit as of the beginning of the Grace Period reduced by any overdue charges. Upon lapse, the policy will terminate with no value.
Reinstatement – If it has not been surrendered, this policy may be reinstated within five years after the end of the Grace Period. To reinstate this policy you must provide us with the following:
•	a written application;
•	Evidence of Insurability satisfactory to us;
•	sufficient premium, after reduction by Premium Load, to cover all Monthly Deductions and policy loan interest due and unpaid during the Grace Period; and
•	sufficient premium, after reduction by Premium Load, to keep the policy In Force for three months after the date of reinstatement.
The effective date of the policy reinstatement will be the Monthly Payment Date on or next following the date we approve your reinstatement application.  At reinstatement:
•	The Net Accumulated Value will be the same as it was at the beginning of the Grace Period.
•	Surrender charges and policy charges other than Cost of Insurance Charges will resume on their schedule as of the Monthly Payment Date when lapse occurred.
•	Cost of Insurance Charges will be calculated using Cost of Insurance Rates that resume their original schedule as if lapse had never occurred, reflecting the Insureds’ Ages at reinstatement and policy duration measured from the original Policy Date.
•	If there was a policy loan at time of lapse, you may choose to reinstate the policy loan. We recommend you consult your tax advisor before reinstating a policy loan.
•	If reinstatement occurs on the first Monthly Payment Date after lapse and there was a loan before lapse, we will automatically reinstate the loan unless otherwise requested.
•	If loan reinstatement is not requested, we will eliminate the loan by reducing the Accumulated Value by the Policy Debt.
After the reinstatement premium has been applied, regular policy processing will occur for the period of time when coverage was provided during the Grace Period.  There will be no Monthly Deductions between the time of lapse and reinstatement.
TRANSFERS
Transfers – After your initial Premium has been allocated according to your instructions you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a Grace Period and the Required Premium has not been paid.
We reserve the right:
•	to limit the size of transfers so that each transfer is at least $500;

•	to limit the frequency of transfers, however at least one transfer per quarter will be allowed;

•	to require that the remaining balance in any account as a result of a transfer be at least $500;

•	to assess a charge of $25 for each transfer exceeding 12 per policy year; and

•	to otherwise waive or reduce the restrictions on transfers described in this section. You may contact us to find out what restrictions are in effect at any time.

Transfers To The Fixed Options (from the Variable Accounts) – You may transfer to the Fixed Options only during the policy month preceding each policy anniversary, subject to the limitations described in the Allocations To The Fixed Options subsection below.  Such transfer may be for any amount up to 100% of the Variable Accumulated Value.
Transfers From The Fixed Account – You may transfer from the Fixed Account an amount up to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account, but only one such transfer may be made in any twelve-month period.
Transfers From The Fixed LT Account – You may transfer from the Fixed LT Account an amount up to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account, but only one such transfer may be made in any twelve-month period.
Allocations To The Fixed Options – We reserve the right to limit aggregate allocations to the Fixed Options during the most recent 12 months for all policies in which you have an ownership interest or to which payments are made by a single payor, as follows:
•	$1,000,000 for Net Premiums; and
•	$100,000 for loan repayments and transfers.
Any excess over such limits will be allocated to your other Investment Options according to your most recent instructions. Allocations include Net Premium payments, transfers and loan repayments
SURRENDER AND WITHDRAWAL OF VALUES
Surrender – Upon Written Request while the policy is In Force, you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the Written Request is received at our Administrative Office.
Cash Surrender Value – The Cash Surrender Value is the Accumulated Value less any Surrender Charge.
Net Cash Surrender Value – The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.
Surrender Charge – If you surrender this policy, there may be a Surrender Charge deducted from the Accumulated Value. During the first policy month, the Surrender Charge is equal to the Initial Amount reduced by one-twelfth of the Reduction Factor. After the first policy month, the Surrender Charge decreases on each Monthly Payment Date by one-twelfth of the Reduction Factor until it becomes zero after the End Year. The Initial Amount, Reduction Factor and End Year are shown in the Table of Surrender Charge Factors in the Policy Specifications.
Withdrawal – Upon Written Request on or after the first policy anniversary, you may withdraw a portion of the Net Cash Surrender Value of this policy. Such withdrawal will be deducted from the Accumulated Value. We reserve the right to charge a fee not to exceed $25 for each withdrawal. There is no Surrender Charge imposed for a withdrawal, even if the Face Amount is reduced as a result of the withdrawal. Withdrawals will be subject to the following conditions:
•	the amount of each withdrawal must be at least $200;
•	the Net Cash Surrender Value remaining after a withdrawal must be at least $500; and
•	we reserve the right to disallow any withdrawal that would result in a Face Amount of less than $1,000 after the withdrawal.
The amount of each withdrawal and any withdrawal fee will be deducted proportionately from the Investment Options unless you request otherwise.

If Death Benefit Option A is in effect at the time of a withdrawal, and if a requested withdrawal would increase the Net Amount at Risk, we will decrease the Total Face Amount by the minimum amount necessary to prevent the Net Amount at Risk from increasing as a result of the withdrawal, except:
1.	During the first 15 policy years, but only in the case of the first withdrawal of a given policy year, the Total Face Amount will be decreased only to the extent that the withdrawal exceeds the lesser of $10,000 or 10% of the Net Cash Surrender Value, or

2.	In any policy year, but only if both:
(a)	the Death Benefit Qualification Test for your policy is the Guideline Premium Test, and

(b)	the Guideline Premium Limit, as determinable at the time of the decrease in Total Face Amount, would, as a result of the current withdrawal, fail to remain greater than zero at all times prior to Age 100, we will decrease the Total Face Amount as follows:
i.	If cumulative withdrawals for the 12-month period ending on the date of the current withdrawal do not exceed 15% of the Total Face Amount, we will limit the Total Face Amount decrease so that the Guideline Premium Limit, as determinable at the time of the decrease in Total Face Amount, would remain greater than zero at all times prior to Age 100.

ii.	If cumulative withdrawals for the 12-month period ending on the date of the current withdrawal exceed 15% of the Total Face Amount, we will decrease the Total Face Amount to the extent of such excess in addition to the Total Face Amount decrease calculated per i. above on the cumulative withdrawals of 15% of the Total Face Amount.

iii.	For the purpose of the 15% test in i. and ii. above, the Total Face Amount will be the highest Total Face Amount in effect during the current policy year through the date of the withdrawal.
In any instance where both exceptions 1. and 2. above apply, we will decrease the Total Face Amount by the lesser of the two decrease amounts.
If such a reduction in Total Face Amount would cause the policy to become a Modified Endowment Contract, we will not process your withdrawal request unless and until we receive your Written Request to have your policy classified as a Modified Endowment Contract.
If Death Benefit Option B is in effect at the time of a withdrawal, the withdrawal will not reduce the Face Amount, but it will reduce the Accumulated Value, which has the effect of reducing the Death Benefit (see the Death Benefit section for details).
If Death Benefit Option C is in effect at the time of a withdrawal, the withdrawal will not reduce the Face Amount, but it will increase the sum of the withdrawals, which has the effect of reducing the Death Benefit (see the Death Benefit section for details).
If the Survivor dies after the request for a withdrawal is received by us and prior to the withdrawal being processed, the withdrawal will be processed and paid to the owner before the Death Benefit Proceeds are determined and paid to the beneficiary.
TIMING OF PAYMENTS AND TRANSFERS
Variable Accounts – With respect to allocations made to the Variable Accounts, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Day on or next following the day on which we receive your instructions. For any portion of death benefit depending on the Variable Accumulated Value, we will calculate such value as of the end of the Valuation Day on or next following the day on which the Survivor’s death occurs. We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction. However, we may postpone the calculation, payment or transfer of any such amounts derived from the Variable Accounts, if:
•	the New York Stock Exchange is closed on other than customary weekend and holiday closings;
•	trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

•	an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Variable Account assets or corresponding portfolio assets or to dispose of Variable Account securities; or
•	the SEC by order permits postponement for the protection of policy owners.
Fixed Options – With respect to allocations made to the Fixed Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from the Fixed Options, for up to six months after we receive your request.
Deferral – If we defer payment of surrenders, withdrawals or loans for more than 10 days after we receive your request, we will pay interest at the rate required by the state in which this policy is delivered, but not less than an annual rate equal to the guaranteed rate payable on the Fixed Options.
INCOME BENEFITS
Income Benefits – All or part of any policy proceeds may, instead of being paid in a lump sum, be left with us under any one, or a combination of the income benefit plans available, subject to our minimum amount requirements on the date of election. If the payee is not a natural person, the choice of a payment option will be subject to our approval. We guarantee that the income benefit will not be less than the income that would be provided by the immediate annuity purchase rates we offer at the time. We guarantee that we will have at least the following income benefit plans available.
Fixed Income – Equal payments of the amount chosen with interest of not less than 2% per year until the funds left on deposit are exhausted.
Life Income – Monthly income will automatically be guaranteed to continue for at least ten years. If the payee dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated in writing by that payee. The purchase rates for the monthly income for a male or female income recipient bought by each $1,000 of benefits are shown below.

	Monthly		Monthly		Monthly		Monthly		Monthly
Age	Income	Age	Income	Age	Income	Age	Income	Age	Income

0-30	2.38	40	2.63	50	3.00	60	3.60	70	4.63
32	2.42	42	2.69	52	3.10	62	3.76	72	4.92
34	2.47	44	2.76	54	3.20	64	3.94	74	5.26
36	2.52	46	2.83	56	3.32	66	4.14	75+	5.45
38	2.57	48	2.91	58	3.45	68	4.37
Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on an annual interest rate of 2% and the Annuity 2000 female mortality table with five-year age setback. We may require evidence of survival for incomes that last more than ten years.
POLICY LOANS
Policy Loans – You may obtain policy loans by Written Request after the Free Look Period, on the sole security of the Cash Surrender Value of this policy. We recommend you consult your tax advisor before requesting a policy loan. Unless you request otherwise, loan amounts will be deducted from the Investment Options on a pro rata basis.
Loan Amount Available – The amount of the loan must be at least $200. The maximum amount available for a loan on any date is equal to the Accumulated Value less:
•	three times the most recent Monthly Deduction;
•	any Surrender Charge; and
•	any existing Policy Debt.

Loan Interest – Interest will accrue daily and is due and payable in arrears at the end of each policy year at the maximum annual rate of 2.75%. We may use a lower loan interest rate. Interest not paid when due will be added to the loan principal and bear interest at the same rate.
Loan Repayment – Loans may be repaid at any time while the policy is In Force. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us by Written Request it is a premium payment. An amount equal to the portion of any loan repaid, but not more than the Loan Account Value, will be transferred from the Loan Account to the Investment Options according to your most recent instructions for allocation of premiums. We reserve the right to transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed from that Fixed Option. Any excess over such amount will be transferred to the Variable Accounts according to your most recent instructions for allocation of premiums.
SEPARATE ACCOUNT PROVISIONS
Separate Account – We established the Separate Account and maintain it under the laws and regulations of our state of domicile. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.
The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.
Variable Accounts – Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your application for this policy. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.
We reserve the right, subject to compliance with the law then in effect, to:
•	change or add designated investment companies;
•	add, remove or combine Variable Accounts;
•	add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
•	register or deregister any Variable Account under the Investment Company Act of 1940;
•	change the classification of any Variable Account;
•	operate any Variable Account as a managed investment company or as a unit investment trust;
•	combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
•	transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
•	run any Variable Account under the direction of a committee, board, or other group;
•	restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
•	change the allocations permitted under the policy;
•	terminate and liquidate any Variable Account; and
•	make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.
Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of our state of domicile. The process for such approval is on file.
OWNER AND BENEFICIARY
Owner – The Owner of this policy is as shown in the Policy Specifications or as later changed by Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship, unless otherwise provided by Written Request.
Assignment – You may assign this policy by Written Request. An assignment will take place only when recorded at our Administrative Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.
Beneficiary – The beneficiary is named by you in the application to receive the Death Benefit proceeds. You may name one or more beneficiaries. If you name more than one beneficiary, they will share the Death Benefit proceeds equally or as you may otherwise specify by Written Request. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Survivor. A beneficiary may not, at or after the Survivor’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.
You may make a change of beneficiary by Written Request on a form provided by us while the policy is In Force. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before we have received the Written Request. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.
The interest of a beneficiary who does not outlive the Survivor will be divided pro rata among the surviving beneficiaries. If no beneficiaries survive to receive payment, the Death Benefit Proceeds will pass to the Owner, or the Owner’s estate if the Owner does not survive to receive payment. In the event of a simultaneous death of the Survivor and a beneficiary such that it cannot be determined who died first, it will be assumed, unless proof to the contrary is provided, that the beneficiary died last.
GENERAL PROVISIONS
Entire Contract – This policy is a contract between you and us. This policy, attached copy of the initial Application, including any amendments and endorsements to the Application, any applications for reinstatement, any endorsements, benefits, or riders, and all additional policy information sections added to this policy are the entire contract. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.
All statements in the Application shall, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.
Incontestability – We will not contest this policy unless there was a material misrepresentation in the Application. If we determine that the Application contains a material misrepresentation, we will rescind the policy and return to you the premiums paid less any policy loans and any withdrawals taken. No

Death Benefit will be paid. Unless you fail to pay required premiums, this policy cannot be contested, except as provided below, after it has been In Force for two years during the lifetime of at least one Insured.
If this policy lapses and is later reinstated, we will not contest the reinstated policy unless there was a material misrepresentation in the Application required for reinstatement. If we determine that such Application contains a material misrepresentation, we will rescind the reinstated policy as of the reinstatement date and return to you the premiums paid after the reinstatement date less any policy loans and any withdrawals taken after the reinstatement date. No Death Benefit will be paid. We will not contest the reinstated policy after it has been In Force for two years following such reinstatement during the lifetime of at least one Insured.
If there has been a change to the policy for which we required Evidence of Insurability, we will not contest such a change unless there was a material misrepresentation in the Application required for the change. If we determine that such Application contains a material misrepresentation, we will rescind the policy change and all policy charges made after the change will be reversed and corrected charges applied so that the policy’s Accumulated Value will be unaffected by the change. Any Death Benefits or other benefits that become payable will be determined as though the policy change had never been requested. We will not contest any such change after two years following the effective date of the change during the lifetime of at least one Insured.
Non-Participating – This policy will not share in any of our surplus earnings.
Suicide Exclusion – If the Survivor dies by suicide, while sane or insane, within two years of the Policy Date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid, less the sum of any policy loans and withdrawals. If this policy has been reinstated and the Survivor dies by suicide, while sane or insane, within two years of the latest reinstatement date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid less the sum of any policy loans and withdrawals taken since such date.
If the Survivor dies by suicide, while sane or insane, after two years from the Policy Date but within two years after the effective date of any increase in the Total Face Amount or, if applicable, the latest reinstatement date, the Death Benefit Proceeds will be limited by the following adjustments:
1)	any such increase in Total Face Amount will be excluded;
2)	refund of the portion of Monthly Deductions associated with any such increase will be included; and
3)	Premium Load associated with the portion of Monthly Deductions referred to in 2) above will be included.
Misstatement – If either Insured’s sex or birth date is misstated in the application and it is discovered on or after the death of the Survivor, the Death Benefit shall be the Minimum Death Benefit for the correct sex and birth date of each Insured, or if greater, a Death Benefit based on a Net Amount at Risk adjusted by the ratio of the incorrect Cost of Insurance Rate to the correct Cost of Insurance Rate. The adjusted Net Amount at Risk will result in an adjusted Death Benefit, since the Death Benefit depends on the Net Amount at Risk.
If either Insured’s sex or birth date is misstated in the application and it is discovered before the death of the Survivor, we will not recalculate the Accumulated Value, but we will use the correct sex and birth date of each Insured in calculating future Monthly Deductions.
Maturity – This policy does not mature, but will continue In Force so long as at least one Insured is alive and the policy has not been surrendered and lapse has not occurred.
After the Monthly Deduction End Date – Provided the policy is still In Force, coverage will continue on and after the Monthly Deduction End Date, subject to all policy provisions, with these exceptions and clarifications:
•	Monthly Deductions will cease;
•	premiums will not be accepted;

•	loans will be allowed;
•	loan repayments will be permitted;
•	loan interest will continue to accrue; and
•	withdrawals will not be allowed.
Annual Report – A report will be mailed to your last known address no less frequently than annually. This report will show:
•	the beginning and end dates of the reporting period;
•	the Accumulated Value at the beginning and end of the reporting period;
•	amounts that have been credited or debited to the Accumulated Value during the reporting period, identified by type;
•	the Death Benefit at the end of the reporting period on each life covered by the policy;
•	the Net Cash Surrender Value at the end of the reporting period;
•	any Policy Debt outstanding at the end of the reporting period; and
•	any other information required by law.
In addition to the above report, we will also mail you an annual report containing financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests. The latter report will include a list of the portfolio securities of the investment company, or of any other designated portfolio, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law.
Policy Illustrations – Upon request we will give you a hypothetical illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. Such illustrations reflect assumptions about the policy’s non-guaranteed elements and about how you will use the policy’s options.  Over time the policy’s actual non-guaranteed elements, and your actual use of the policy’s options, are likely to vary from the assumptions used in such illustrations.  For these reasons, actual policy values will likely be more or less favorable than shown in such illustrations. We reserve the right to charge a fee not to exceed $25 for each illustration in excess of one per policy year.
Basis of Values – All nonforfeiture values for this policy will be at least equal to the minimums required by the state in which this policy was delivered. A detailed statement showing how such values are determined has been filed with the insurance department in states that require such filing. To calculate the minimum required nonforfeiture values, we use the Fixed Account Guaranteed Interest Rate shown in the Policy Specifications and mortality rates from the 2001 CSO mortality tables using age nearest birthday. The rates we use are the same for both smokers and nonsmokers and are sex-distinct except in cases where unisex rates are required, in which case sex-blended rates (50% male, 50% female) are used.
Ownership of Assets – We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.
Tax Qualification as Life Insurance – This policy is intended to qualify as a life insurance contract for federal tax purposes, and the Death Benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. As of the effective date of the filing of this policy in the state in which it was delivered, the Internal Revenue Service has not issued any official guidance on the tax treatment of life insurance policies that continue coverage beyond Age 100. You should consult your tax advisor, as there may be tax consequences.
If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any interest, shall be removed from the policy as of the date of its payment in accordance with federal tax law. Any appropriate adjustments will be made to the Death Benefit and/or Accumulated Value of the policy. We will refund to you this excess amount, including interest, no later than 60 days after the end of the contract year in which this excess amount occurs, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions that result from such Death Benefit increase, starting on the date that the increase is effective.
If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limits on premiums or cash values for the policy to qualify as life insurance under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax law, exceed any such reduced limits, in order to maintain the policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.
Modified Endowment Contract Tax Status – Unless and until you have given us a Written Request to accept a Modified Endowment Contract classification for your policy, the provisions of this Modified Endowment Contract Tax Status subsection apply to your policy. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a Modified Endowment Contract (“MEC”) and fails to qualify for certain favorable tax treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. To achieve these purposes, the provisions of this policy (including any rider or endorsement that does not specifically override this tax qualification provision) shall be interpreted to prevent this policy from being subject to such MEC treatment, despite any other provision to the contrary. At no time shall the amount of death benefit under this policy ever be less than the minimum amount needed to avoid such MEC treatment.
We will not accept a payment as premium or otherwise which would cause the policy to become a MEC. The 7-Pay Premium, shown on Page 3.0, is used solely to determine the policy’s premium limits to avoid MEC treatment. Payment of one or more 7-Pay Premium amounts does not guarantee that the policy will never lapse, and additional premiums may be necessary to prevent the policy from lapsing in the future.
If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, this excess amount, including any interest as determined under federal tax law, shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the death benefit and/or Accumulated Value shall be made as of such date. This excess amount, including any interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit ever less than the minimum amount necessary to avoid Modified Endowment Contract classification. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions resulting from such Death Benefit increase, starting on the date that the increase is effective.
Any request that would change the Death Benefit or any other benefit or rider under the policy will not be processed if the change would cause the policy to be classified as a Modified Endowment Contract. Requested changes that could cause the policy to be classified as a Modified Endowment Contract include, but are not limited to, an elective reduction in the Face Amount, a Death Benefit Option change that would cause a reduction in the Face Amount, and a withdrawal that would cause a reduction in the Face Amount.
Other Distributions of Accumulated Value – If the Net Amount at Risk ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net

Amount at Risk equal three times the original Face Amount. In such case, the distribution will be treated as a premium refund. Note that while such a distribution will be treated as a premium refund for certain contract purposes, normal tax rules will apply in determining the amount of such a distribution, if any, which is taxable.
Compliance – We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

INDEX

Subject	Page
Accumulated Value	5, 11
Additional Insured	5
Administrative Charge	13
Administrative Office	5
After the Monthly Deduction End Date	20
Age	5
Annual Report	21
Application	5
Asset Charge	13
Assignment	19
Basic Coverage	5
Basis of Values	21
Beneficiary	19
Cash Surrender Value	15
Cash Value Accumulation Test	7
Change of Death Benefit Option	8
Class	5
Code	5
Compliance	23
Cost of Insurance Charge	13
Cost of Insurance Rates	13
Coverage Charge	13
Coverage Layers	5
Death Benefit	7
Death Benefit Options	7
Death Benefit Proceeds	8
Death Benefit Qualification Test	7
Entire Contract	19
Evidence of Insurability	5
Face Amount	5
Face Amount Decrease	9
Face Amount Increase	8
Fixed Accumulated Value	11
Fixed Options	5
Grace Period	13
Guideline Premium Limit	10
Guideline Premium Test	7
In Force	5
Income Benefits	17
Incontestability	19
Insured	5
Insureds	5
Investment Options	5
Lapse	13
Loan Account	12
Loan Account Value	12
Loan Amount Available	17
Loan Interest	18
Loan Repayment	18
Maturity	20
MEC	22
Misstatement	20
Modified Endowment Contract	10, 22
Monthly Deduction	13
Monthly Deduction End Date	5, 13
Monthly Payment Date	6
Net Accumulated Value	6
Net Amount at Risk	6
Net Asset Value	12
Net Cash Surrender Value	15
Net Investment Factor	12
Net Premium	6
Non-Participating	20
Owner	19
Planned Premium	10
Policy Change Limit	9
Policy Charges	13
Policy Date	6
Policy Debt	6
Policy Illustrations	21
Policy Loans	17
Policy Specifications	6
Premium Allocation	10
Premium Limitation	10
Premium Load	10
Premium Processing	10
Premiums	9
Reinstatement	14
Risk Class	6
Separate Account	6, 18
Suicide Exclusion	20
Surrender	15
Surrender Charge	15
Survivor	6
Tax Qualification as Life Insurance	21
Total Face Amount	6
Transfers	14
Unit Value	12
Unloaned Accumulated Value	13
Valuation Day	6
Valuation Period	6
Variable Account	6, 18
Variable Accumulated Value	11
Withdrawal	15
Written Request	6

Pacific Life Insurance Company, 45 Enterprise Drive, Aliso Viejo, CA 92656
LAST SURVIVOR VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable When Both Insureds Have Died (There Is No Death Benefit On The First Death Of The Two Insureds)
•	Net Cash Surrender Value Payable Upon Surrender
•	Adjustable Face Amount
•	Non-Participating